EXHIBIT 16.1

Eisner	Eisner LLP Accountants and Advisors 750 Third Avenue New York, NY 10017-2703 Tel 212.949.8700 Fax 212.891.4100
October 19, 2007
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Seguso Holdings, Inc.
Dear Sir/Madam:
We were previously the independent registered public accounting firm for Seguso Holdings, Inc. (the “Company”), and under our report dated December 16, 2004, we reported on the financial statements of the Company, as of November 30, 2004 and for the period from October 21, 2004 (date of inception) through November 30, 2004. We have not performed any auditing procedures for the Company subsequent to February 10, 2005 regarding the Company’s financial statements.
Pursuant to 17 C.F.R. Section 229.304(a)(3) (Item 304), we have read the Company’s statements included under the heading “changes in Accountants” section of the Company’s Registration Statement on Amendment No. 4 to Form SB-2 (Registration No. 333-122697). We have no basis to agree or disagree with respect to statements regarding the other auditors or the date the Company decided to no longer engage us. We agree with the other statements regarding Eisner LLP.
Very truly yours,
/s/ Eisner LLP
EISNER LLP

cc:	Office of the Chief Accountant PCAOB Letter File Securities and Exchange Commission Mail Stop 9-5 450 Fifth Street, N.W. Washington, DC 20549